Maximum Dynamics, Inc. Acquires Maseco Denmark A/S

For Immediate Release

COLORADO SPRINGS, Colo., November 12, 2003 - Maximum Dynamics, Inc. (OTCBB:
MXDY), a financial services company that supports the financial community with back office fund administration and client side support, announced today that it has signed an agreement to acquire an overwhelming majority of Maseco Denmark A/S ("Maseco Denmark"). After the transaction is complete, Maseco Denmark, which is a Danish Limited Company, will be a majority controlled subsidiary of Maximum Dynamics ("Maximum").

Under the agreement, Maximum will acquire 89% of the stock currently outstanding in Maseco Denmark for a total of $1,680,000, which will be paid with 6,000,000 shares of Maximum's unregistered common stock. Johannes Clausen, who is the Managing Director of Maseco Systems Integrator (MSI) and sole shareholder of Maseco Denmark, holds the remaining 11% of the stock in Maseco Denmark.

Maseco Denmark owns a suite of mobile logistics intellectual property (IP) with several applications already in early roll-out stages in Demark and parts of Europe. Among other things, Maximum was interested in a solution called TagNet, which is a system wherein cell phone communications technology is used to track the location of a small credit card size device called a "Tag". These cost effective tags can be tracked anywhere where there is cell phone coverage. By extending the network through other means, the Tag can even be tracked outside of a cell phone network, which makes the tracking device unique.

The technology behind the new device has been used successfully by Maseco Denmark for a number of years and the customer list includes names like The Danish Police force, The Danish Civil Defense and the European Commission. The new generation of the device offers a substantial improvement in "total cost of ownership" and expands the number of customers that will get good returns on investment substantially. Maseco Denmark's IP significantly complements Maximum's recent securing of the mobile point of sale device M.POS2002 and Unilogic's supply chain management and procurement business process management solutions.

Maseco Denmark, which operates in South Africa primarily through its 33% stake in the technology integration and infrastructure support company MSI, already has interest to run a pilot program of TagNet with Coin Security Group (Pty) Ltd., an asset protection and transportation company in South Africa that transports on average about two thousand cash bags per day. Other discussions are currently being held with courier services, fleet management companies and members of the government regarding sales of TagNet.

"I think this acquisition was one of the most rewarding to date," said Joshua Wolcott, Maximum's Chief Financial Officer, who has been in South Africa for the last month where he helped complete the acquisition. "We have been working with Johannes Clausen for several months now through his involvement with MSI, so the trust was there on both sides. In fact, he was the one on MSI's side who immediately saw the power of combining Unilogic's products with MSI's empowerment profile and infrastructure capabilities in South Africa."

In the Western Cape region of South Africa, MSI rolled its operations into a joint venture with Bytes Technology Networks to form Maseco Bytes, in which MSI has a 66.67% stake in the US$9 million company. Maseco Bytes has strong IT solutions, ERP implementation projects and systems integration capabilities. "When we signed the LOI to acquire a stake in MSI and really started delving into the details, he began divulging all of the IP and deals that fall under Maseco Denmark as well," added Eric Majors, Maximum's Chief Executive Officer. "Mr. Clausen quickly saw the value in a mobile logistics business unit with TagNet and MPOS coupled with Unilogic's technology solutions and MSI's infrastructure and profile. In addition to this, we all are very excited that through the Danish office the capacity to expand business in South Africa through sales in Europe has now been increased. With this kind of formidable combination, we all began eagerly looking at how to do a deal with Maseco Denmark and Maseco Systems Integrators all in one transaction."

As part of the agreement, Mr. Clausen will join Maximum as the Vice President of Communications Technology. Maximum has also appointed Mr. Clausen to continue as the Managing Director of Maseco Denmark as it ramps up a mobile logistics business. "The interest for the new generation of our mobile units has been overwhelming in Scandinavia and Germany and I am really looking forward to taking it to the African and Asian markets, where the potential for our product is enormous" said Mr. Clausen. "The synergies are there and the big factor is how well management from Maximum, Unilogic, Maseco Denmark and MSI all work together. We deliberately structured the deal so that not only does it make sense but there are also incentives for Maseco Denmark and MSI to perform."

Maseco Denmark will continue operating in Europe and will roll out its operations in Africa, the U.S. and Asia through MSI and Maximum.

For more information on Maximum Dynamics, visit the company's website at http://www.maximumdynamics.com.

For more information on Maseco Systems Integrators, visit the company's website at http://www.msi.co.za/.
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This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Maximum Dynamics assumes no obligation to update the information contained in this press release. Maximum Dynamics' future results may be affected by its ability to continue to implement its hedge fund administration services, its newly acquired Internet marketing capabilities, its dependence on procuring highly competitive hedge fund administration contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.



CONTACT:  Joshua Wolcott
Maximum Dynamics, Inc.
Tel:  303-733-3484